EXHIBIT 99.1

Krispy Kreme Reports Robust Third Quarter 2021 Results, with Strong Momentum into Q4
Company Reaffirms Full Year 2021 Guidance and Long-Term Outlook
2022 Expected to Exceed Long-Term Outlook

CHARLOTTE, NC (November 9, 2021) – Krispy Kreme, Inc. (NASDAQ: DNUT) (“Krispy Kreme” or the “Company”) today reported strong financial results for the third quarter ended October 3, 2021 with net revenue growing 18% year-over-year. Organic growth, excluding the now fully exited legacy wholesale business, was 14% year-over-year and 22% on a two-year basis. Including the exited business, organic growth was 6% year-over-year, in line with company expectations after lapping a strong third quarter in 2020.

Growth was driven by the performance and expansion of Krispy Kreme’s signature capital-efficient hub and spoke operating model. Global Points of Access, which reflect all locations where fresh doughnuts and cookies can be purchased, have grown 46% year-over-year, providing customers access to Krispy Kreme in more than 10,000 locations around the world. International Sales per Hub have grown 31% in the quarter year-over-year while U.S. and Canada Sales per Hub have grown 15%. In addition, ecommerce represented 17% of global retail sales in the third quarter.

Adjusted diluted Earnings Per Share was $0.06 in line with our expectations while GAAP diluted Loss Per Share which included IPO and acquisition related expenses was ($0.04). Adjusted EBITDA grew 10% in the quarter, driven by the strength and efficiency of the Company’s fresh doughnut hub and spoke operating model. The economies of scale from adding over 3,000 Global Points of Access in the last 12 months, as well as a successful price increase in September, are already helping to offset wage and commodity inflation, with more of an impact of the price increase to come in the fourth quarter.

Net debt decreased 40% to $681 million from the end of the second quarter as a result of proceeds from the IPO and positive free cash flow generated during the third quarter. Current net leverage is now 3.7x. Including the impact of acquiring the Krispy Kreme Canada franchise operations in the fourth quarter, the company expects net leverage to be under 3.0x in the next 12 months.

Commenting on the performance, CEO Mike Tattersfield stated, “Our third quarter results demonstrate the benefits of our omni-channel and global expansion strategy, which allow us to meet consumer demand with premium, fresh doughnuts, in a capital- efficient manner. We are seeing positive momentum continue into the seasonally strong fourth quarter, as consumers sought out our sweet treats throughout October for Halloween and are expected to do so through the holidays. In addition, our pricing power means that we are able to quickly adapt to this inflationary environment with the full impact of the pricing action we have already taken still to come in the fourth quarter.”

Third Quarter Consolidated Results

Krispy Kreme’s third quarter results showcased strong growth compared to 2019 and 2020. Total company organic revenue grew 6.2% in the quarter, and 14.3% on a two-year stack basis against 2019. Organic revenue growth was driven by our International segment, which delivered results that were stronger than prior to the pandemic, as well as the expansion of our Delivered Fresh Daily (“DFD”) network in the U.S. and Canada business, which is highlighted by weekly average sales per door growing more than 50% higher compared to the prior year. Total Company organic revenue growth, excluding the exit of our legacy wholesale business, grew 14.1% and was up 22.2% on a two-year stack basis with high growth from both the U.S. and Canada and International segments.

Adjusted EBITDA grew 9.6% to $41.4 million, with a 12.1% Adjusted EBITDA margin, as a result of strength in our International segment and economies of scale gained as we continue to grow our DFD doors globally. Adjusted Net Income grew 7.1% to $12.6 million in the quarter. We saw a GAAP net loss of $3.8 million, but net income would have been positive excluding IPO and acquisition related expenses in the quarter. GAAP diluted loss per share was ($0.04) for the third quarter of 2021, with Adjusted Diluted EPS decreasing to $0.06 from $0.08 in the third quarter of 2020 as a result of increased share count following the IPO. Weighted average shares outstanding for the third quarter of 2021 increased to 166 million, compared to 125 million in the third quarter of 2020 as a result of the IPO, with an additional 2 million of dilutive shares included when calculating Adjusted Diluted EPS, for a total of 168 million shares.

Net debt decreased from $1,133 million in the second quarter to $681 million in the third quarter due to IPO proceeds and $11 million of positive free cash flow generated in the quarter.

Third Quarter Market Segment Results

U.S. and Canada: In the U.S. and Canada segment, GAAP net revenue grew 11.5% to $225.8 million from $202.6 million the previous year, driven by the continued execution of our omni-channel strategy. Organic revenue declined 2.3% as we lapped the pipeline fill of the Branded Sweet Treat launch in the third quarter of 2020 and the now fully discontinued legacy wholesale business. Excluding the impact of exiting the legacy wholesale business, U.S. and Canada organic growth was 8.9%, with a two-year stack of 27.7% when compared to 2019. Growth was driven by the expansion of both DFD points of access and higher DFD sales per door as well as ecommerce sales which accounted for 16.8% of retail sales in the quarter. Over 150 DFD doors were added in the third quarter despite nationwide driver shortages with additional listings at leading national retailers in several key markets around the country including Chicago, Dallas and Los Angeles. A record 2,100 Krispy Kremers were hired in the quarter, despite the tight labor market. According to Nielsen, consumer demand for Krispy Kreme Branded Sweet Treats also remained very strong with a 33% increase in scan sales in the third quarter compared to the second quarter of 2021. However, production shortages resulted in fulfillment shortfalls in the quarter impacting net revenue. Branded Sweet Treats production capacity has now increased with the commission of three new production lines.

U.S. and Canada Adjusted EBITDA of $19.9 million remained relatively consistent with the prior year with the efficiency benefits of DFD to the hub and spoke model being offset by short term supply challenges on Branded Sweet Treats as well as commodity cost pressures following the expiration of some forward contracts. Price increases were implemented on fresh doughnuts during September to manage these cost pressures, as well as the growing impact of wage inflation in the marketplace.

International: In the International segment, GAAP net revenue grew 37.4% to $87.3 million from $63.5 million the previous year, with organic growth of 29.1%. Organic growth in the quarter was driven by successful limited time offerings, substantial expansion of DFD, and lapping a previous period which was negatively impacted by COVID-19. Our businesses in the United Kingdom, Ireland and Mexico in particular saw strong organic growth during the third quarter, with a greater number of points of access and higher ecommerce sales than prior to the pandemic. Our businesses in Australia and New Zealand also contributed to organic growth even with significantly heavier impacts from COVID-19 restrictions there, including temporary shop closures.

International Adjusted EBITDA grew 43.4% to $21.7 million from $15.1 million the previous year, driven primarily by revenue growth from expansion of points of access and some recovery from COVID-19 restrictions, which led to $8.6 million sales per hub over the trailing twelve months driving efficiencies from our hub and spoke model.

Market Development: In the Market Development segment, GAAP net revenue grew 23.1% to $29.7 million from $24.2 million the previous year, with organic growth of 18.1%. GAAP net revenue growth was driven mainly by the acquisition of Krispy Kreme Japan in the fourth quarter of 2020, while organic growth was primarily driven by continued improvement in market conditions for international franchise locations as COVID-19 restrictions in certain key markets continued to ease.

Market Development Adjusted EBITDA declined 3.6% to $9.0 million from $9.4 million the previous year, driven by the impact of U.S. and Canada franchise acquisitions over the last year, but partially offset by strengthening of the international franchise business as evidenced by the organic growth.

Balance Sheet

As of October 3, 2021, we had $44.9 million of cash and cash equivalents, $700.0 million of bank debt and $25.5 million of other debt-like items, for a total net debt of $680.6 million. This compared to $1,132.7 million at the end of the second quarter 2021. Using a trailing four quarters Adjusted EBITDA of $181.9 million, current net leverage is 3.7x, which is substantially below pre-IPO levels. Excluding IPO related expenses net leverage would have been 3.6x. Free cash flow in the third quarter was positive with the EBITDA generated from operating activities in excess of capital expenditures reflecting the capital efficient hub and spoke growth model. Operating cash flow was $41.9 million of which the Company invested $30.6 million primarily in growth-oriented capital, including in the U.S. to make the transition from our now exited legacy wholesale model to our Hub and Spoke strategy, which is now largely complete.

With the acquisition of the Krispy Kreme Canadian franchisee in the fourth quarter of 2021, we now expect total net leverage to be under 3.0x in the next 12 months. Our long-term net leverage policy is 2.0x.

Financial Highlights

$ in millions, except per share data	Q3 2021	vs 3Q 2020	vs 3Q 2019	2021 YTD	vs 2020
Net Revenue	$342.8	18.1%	46.2%	$1,013.8	27.3%
Organic Revenue(1) (2) (3)	$308.4	6.2%	14.3%	$891.4	11.9%
GAAP Net Loss	$(3.8)	72.2%	11.6%	$(19.1)	47.0%
Adjusted Net Income(2)	$12.6	7.1%	20.5%	$50.7	76.9%
Adjusted EBITDA(2)	$41.4	9.6%	26.2%	$140.2	35.2%
Adjusted EBITDA Margin(2)	12.1%	-90 bps	-190 bps	13.8%	+80 bps
GAAP Diluted Loss Per Share	$(0.04)	70.0%	-	$(0.20)	35.5%
Adjusted Diluted EPS(2)	$0.06	-25.0%	-	$0.29	45.0%
Net Debt	$680.6	-38.1%	-27.8%	-	-
Notes:
(1)Organic revenue growth negatively impacted by $22.8 million in Q3 2021 and $80.7 million in first three quarters of 2021 due to exit of the legacy wholesale business.
(2)Non-GAAP figures – please refer to Reconciliation of Non-GAAP Financial Measures.
(3)Organic Revenue Growth “% vs 2019” figures are calculated as a two-year stack.

Key Operating Metrics

$ in millions, except access points	Q3 2021	vs 3Q 2020	vs 3Q 2019	2021 YTD	Vs 2020
Global Points of Access	10,041	46.3%	67.4%	10,041	20.7%
Sales per Hub (U.S. and Canada) TTM	$3.8	14.5%	20.3%	$3.8	9.4%
Sales per Hub (International) TTM	$8.6	31.0%	9.0%	$8.6	35.2%
Ecommerce as a Percent of Retail Sales	17%	+10 bps	-	18%	+250 bps

Financial Outlook

Krispy Kreme reaffirmed the following guidance for the full year 2021:
•Net Revenue of $1.34 billion to $1.38 billion (growth of 19.4% to 23.0%)
•Organic Revenue growth of 10% to 12%
•Adjusted EBITDA of $178 million to $185 million (growth of 22.4% to 27.2%)
•Adjusted Net Income of $62 million to $68 million (growth of 46.4% to 60.6%)

Krispy Kreme also reiterated the following long-term outlook:
•Organic Revenue growth of 9% to 11%
•Adjusted EBITDA growth of 12% to 14%
•Adjusted Net Income growth of 18% to 22%

We anticipate exceeding these long-term targets in the full year 2022 as we will no longer be lapping the exit of our legacy wholesale business in the U.S.

Definitions

The following definitions apply to terms used throughout this press release:
•Global Points of Access: Reflects all locations at which fresh doughnuts or cookies can be purchased. We define global points of access to include all Hot Light Theater Shops, Fresh Shops, Carts and Food Trucks, DFD doors and Cookie Shops, at both Company-owned and franchise locations as of the end of the respective reporting period. We monitor global points of access as a metric that informs the growth of our omni-channel presence over time and believe this metric is useful to investors to understand our footprint in each of our segments.
•Hubs: Reflects locations where fresh doughnuts are produced and processed for sale at any point of access. We define Hubs to include self-sustaining Hot Light Theater Shops and Doughnut Factories, at both Company-owned and franchise locations as of the end of the respective reporting period.
•Sales Per Hub: Sales per Hub equals Fresh Revenues from Hubs with Spokes, divided by the average number of Hubs with Spokes at the end of the five most recent quarters.
•Fresh Revenues from Hubs with Spokes: Fresh Revenues include product sales generated from our Doughnut Shop business (including ecommerce and delivery), as well as DFD sales, but excluding sales from our legacy wholesale business and our Branded Sweet Treat Line. It also excludes all Insomnia Cookies revenues as the measure is focused on the Krispy Kreme business. Fresh Revenues from Hubs with Spokes equals the Fresh Revenues derived from those Hubs currently producing product for other shops, Carts and Food Trucks, and/or DFD doors, but excluding Fresh Revenues derived from those Hubs not currently producing product for other shops, Carts and Food Trucks, and/or DFD doors.
•Total Net Leverage Ratio: Calculated using Net Debt (including both bank debt and financing leases as part of debt) divided by Adjusted EBITDA.
•Free Cash Flow: Defined as cash provided by operating activities less purchases of property and equipment.

Conference Call

Krispy Kreme will host a public conference call at 5:00 PM Eastern Time today to discuss its results for the third quarter of 2021. The conference call can be accessed by dialing (877) 312-1907, or (470) 495-9529 for international participants, and entering the conference ID 6086266. To listen to the live audio webcast and Q&A, visit the Krispy Kreme investor relations website at investors.krispykreme.com. A replay and transcript of the webcast will be available on the website within 24 hours after the call. Krispy Kreme’s earnings press release and related materials will also be available on the investor relations section of the Company’s website.

Investor Relations

Rob Ballew, Head of Investor Relations
rballew@krispykreme.com

Financial Media

Edelman for Krispy Kreme, Inc.
Allie McLarty & Ashley Firlan, KrispyKremeIR@edelman.com

About Krispy Kreme

Headquartered in Charlotte, N.C., Krispy Kreme is one of the most beloved and well-known sweet treat brands in the world. Our iconic Original Glazed® doughnut is universally recognized for its hot-off-the-line, melt-in-your-mouth experience. Krispy Kreme operates in over 30 countries through its unique network of doughnut shops, partnerships with leading retailers, and a rapidly growing ecommerce and delivery business. Our purpose of touching and enhancing lives through the joy that is Krispy Kreme guides how we operate every day and is reflected in the love we have for our people, our communities and the planet. Connect with Krispy Kreme Doughnuts at www.KrispyKreme.com, or on one of its many social media channels, including www.Facebook.com/KrispyKreme, and www.Twitter.com/KrispyKreme.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Such forward-looking statements are based on certain assumptions and estimates that we consider reasonable but are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial conditions, business, prospects, growth strategy and liquidity. Accordingly, there are, or will be, important factors that could cause our actual results to differ materially from those indicated in these statements. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results could differ materially from the forward-looking statements included herein. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statement to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Non-GAAP Measures

This press release includes certain non-GAAP financial measures including organic revenue growth, Adjusted EBITDA, Adjusted Net Income, Fresh Revenue from Hubs with Spokes and Sales per Hub, which differ from results using U.S. Generally Accepted Accounting Principles (“GAAP”). These non-GAAP financial measures are not universally consistent calculations, limiting their usefulness as comparative measures. Other companies may calculate similarly titled financial measures differently than we do or may not calculate them at all. Additionally, these non-GAAP financial measures are not measurements of financial performance under GAAP. In order to facilitate a clear understanding of our consolidated historical operating results, you should examine our non-GAAP financial measures in conjunction with our historical consolidated financial statements and notes thereto filed with the SEC.

To the extent that the Company provides guidance, it does so only on a non-GAAP basis. The Company does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inability to predict the amount and timing of impacts outside of the Company’s control on certain items, such as net income and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

Krispy Kreme, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts and number of shares)

	Quarter Ended		Three Quarters Ended
	October 3, 2021 (13 weeks)	September 27, 2020 (13 weeks)	October 3, 2021 (39 weeks)	September 27, 2020 (39 weeks)
Net revenues
Product sales	$334,324	$281,317	$989,132	$769,461
Royalties and other revenues	8,475	8,916	24,662	26,960
Total net revenues	342,799	290,233	1,013,794	796,421
Product and distribution costs	92,152	85,303	257,166	222,409
Operating expenses	157,315	121,792	462,733	341,792
Selling, general and administrative expense	52,950	46,521	163,417	129,090
Marketing expenses	12,062	8,015	31,621	24,704
Pre-opening costs	1,192	3,368	4,335	9,668
Other (income)/expenses, net	(359)	4,667	(4,365)	7,177
Depreciation and amortization expense	25,663	20,435	74,258	57,619
Operating income	1,824	132	24,629	3,962
Interest expense, net	7,186	7,908	25,228	26,263
Interest expense — related party	—	5,566	10,387	16,698
Other non-operating expense/(income), net	732	(357)	(126)	(469)
Loss before income taxes	(6,094)	(12,985)	(10,860)	(38,530)
Income tax (benefit)/expense	(2,342)	499	8,266	(2,413)
Net loss	(3,752)	(13,484)	(19,126)	(36,117)
Net income attributable to noncontrolling interest	1,907	1,368	6,736	2,880
Net loss attributable to Krispy Kreme, Inc.	$(5,659)	$(14,852)	$(25,862)	$(38,997)
Net loss per share:
Common stock — Basic	$(0.04)	$(0.12)	$(0.20)	$(0.31)
Common stock — Diluted	$(0.04)	$(0.12)	$(0.20)	$(0.31)
Weighted average shares outstanding:
Basic	166,033,539	124,987,370	141,123,999	124,987,370
Diluted	166,033,539	124,987,370	141,123,999	124,987,370

Krispy Kreme, Inc.
Reconciliation of Non-GAAP Financial Measures
(in thousands)

	Quarter Ended			Three Quarters Ended
(in thousands)	October 3, 2021	September 27, 2020	September 29, 2019	October 3, 2021	September 27, 2020
Net loss	$(3,752)	$(13,484)	$(4,286)	$(19,126)	$(36,117)
Interest expense, net	7,186	7,908	8,426	25,228	26,263
Interest expense — related party(1)	—	5,566	5,630	10,387	16,698
Income tax (benefit)/expense	(2,342)	499	(205)	8,266	(2,413)
Depreciation and amortization expense	25,663	20,435	14,860	74,258	57,619
Share-based compensation	6,315	3,095	2,556	16,973	9,236
Employer payroll taxes related to share-based compensation	1,171	—	—	2,012	—
Other non-operating expense/(income), net(2)	732	(357)	(64)	(126)	(469)
New York City flagship Hot Light Theater Shop opening(3)	—	2,190	1,576	—	6,429
Strategic initiatives(4)	—	4,649	—	—	13,923
Acquisition and integration expenses(5)	1,288	4,274	3,296	3,663	8,697
Shop closure expenses(6)	—	2,058	—	—	4,844
Restructuring and severance expenses(7)	57	—	—	1,393	—
IPO-related expenses(8)	4,018	206	—	14,221	206
Other(9)	1,081	746	1,018	3,064	(1,218)
Adjusted EBITDA	$41,417	$37,785	$32,807	$140,213	$103,698

	Quarter Ended			Three Quarters Ended
(in thousands)	October 3, 2021	September 27, 2020	September 29, 2019	October 3, 2021	September 27, 2020
Net loss	$(3,752)	$(13,484)	$(4,286)	$(19,126)	$(36,117)
Interest expense — related party(1)	—	5,566	5,630	10,387	16,698
Share-based compensation	6,315	3,095	2,556	16,973	9,236
Employer payroll taxes related to share-based compensation	1,171	—	—	2,012	—
Other non-operating expense/(income), net(2)	732	(357)	(64)	(126)	(469)
New York City flagship Hot Light Theater Shop opening(3)	—	2,190	1,576	—	6,429
Strategic initiatives(4)	—	4,649	—	—	13,923
Acquisition and integration expenses(5)	1,288	4,274	3,296	3,663	8,697
Shop closure expenses(6)	—	2,058	—	—	4,844
Restructuring and severance expenses(7)	57	—	—	1,393	—
IPO-related expenses(8)	4,018	206	—	14,221	206
Other(9)	1,081	746	1,018	3,064	(1,218)
Amortization of acquisition related intangibles(10)	7,497	6,566	5,129	22,573	19,138
KKI Term Loan Facility interest and debt issuance costs(11)	107	—	—	2,448	—
Tax impact of adjustments(12)	(5,784)	(5,702)	(4,388)	(10,604)	(14,669)
Tax specific adjustments(13)	(114)	1,975	—	3,833	1,975
Adjusted net income	$12,616	$11,782	$10,467	$50,711	$28,673
Net income attributable to noncontrolling interest	(1,907)	(1,368)	N/A	(6,736)	(2,880)
Adjusted net income attributable to Krispy Kreme, Inc.	10,709	10,414	N/A	43,975	25,793
Adjustment to adjusted net income attributable to common shareholders	(522)	34	N/A	(1,815)	(121)
Adjusted net income attributable to common shareholders - Basic	10,187	10,448	N/A	42,160	25,672
Additional income attributed to noncontrolling interest due to subsidiary potential common shares	(88)	(22)	N/A	(237)	(48)
Adjusted net income attributable to common shareholders - Diluted	10,099	10,426	N/A	41,923	25,624
Basic weighted average common shares outstanding	166,033,539	124,987,370	N/A	141,123,999	124,987,370
Dilutive effect of outstanding common stock options and RSUs	2,041,098	3,065,198	N/A	2,936,731	2,936,264
Diluted weighted average common shares outstanding	168,074,637	128,052,568	N/A	144,060,730	127,923,634
Adjusted net income per share attributable to common shareholders:
Basic	$0.06	$0.08	N/A	$0.30	$0.21
Diluted	$0.06	$0.08	N/A	$0.29	$0.20
1.Consists of interest expense related to the Related Party Notes which were paid off in full during the quarter ended July 4, 2021.
2.Primarily foreign translation gains and losses in each period.
3.Consists of pre-opening costs related to our New York City flagship Hot Light Theater Shop opening, including shop design, rent, and additional consulting and training costs incurred and reflected in selling, general and administrative expenses.
4.The quarter and three quarters ended September 27, 2020 consists mainly of consulting and advisory fees, personnel transition costs, and network conversion and set-up costs related to the transformation of the Company’s legacy wholesale business in the United States.

5.Consists of acquisition and integration-related costs in connection with the Company’s business and franchise acquisitions, including legal, due diligence, consulting and advisory fees incurred in connection with acquisition-related activities for the applicable period.
6.Includes lease termination costs, impairment charges, and loss on disposal of property, plant and equipment.
7.Consists of severance and related benefits costs associated with the Company’s realignment of the Company Shop organizational structure to better support the DFD and Branded Sweet Treat Line businesses.
8.Includes consulting and advisory fees incurred in connection with preparation for and execution of the Company’s IPO. Due to the timing of the IPO, certain costs were incurred in the quarter ended October 3, 2021 that are not expected to recur in future quarters.
9.The quarter and three quarters ended October 3, 2021 consist primarily of legal expenses incurred. The quarter and three quarters ended September 27, 2020 consists primarily of fixed asset and impairment expenses, net of a gain on the sale of land.
10.Consists of amortization related to acquired intangible assets as reflected within depreciation and amortization in the consolidated statements of operations.
11.Includes interest expense and debt issuance costs incurred and recognized as expenses in connection with the extinguishment of the KKI Term Loan Facility within four business days of receipt of the net proceeds from the IPO.
12.Tax impact of adjustments calculated applying the applicable statutory rates. The three quarters ended October 3, 2021 also includes the impact of disallowed executive compensation expense incurred in connection with the IPO.
13.The three quarters ended October 3, 2021 consists primarily of the effect of the U.K. 2023 statutory tax rate change from 19.0% to 25.0% on existing temporary differences.

Krispy Kreme, Inc.
Segment Reporting (Unaudited)
(in thousands)

	Quarter Ended		Three Quarters Ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Net revenues:
U.S. and Canada	$225,807	$202,575	$679,195	$557,280
International	87,262	63,504	243,005	158,575
Market Development	29,730	24,154	91,594	80,566
Total net revenues	$342,799	$290,233	$1,013,794	$796,421

(in thousands except percentages)	U.S. and Canada	International	Market Development	Total Company
Total net revenues in third quarter of fiscal 2021	$225,807	$87,262	$29,730	$342,799
Total net revenues in third quarter of fiscal 2020	202,575	63,504	24,154	290,233
Total Net Revenues Growth	23,232	23,758	5,576	52,566
Total Net Revenues Growth %	11.5%	37.4%	23.1%	18.1%
Impact of acquisitions	(27,928)	—	(1,195)	(29,123)
Impact of foreign currency translation	—	(5,305)	—	(5,305)
Organic Revenue Growth	$(4,696)	$18,453	$4,381	$18,138
Organic Revenue Growth %	-2.3%	29.1%	18.1%	6.2%

(in thousands except percentages)	U.S. and Canada	International	Market Development	Total Company
Total net revenues in first three quarters of fiscal 2021	$679,195	$243,005	$91,594	$1,013,794
Total net revenues in first three quarters of fiscal 2020	557,280	158,575	80,566	796,421
Total Net Revenues Growth	121,915	84,430	11,028	217,373
Total Net Revenues Growth %	21.9%	53.2%	13.7%	27.3%
Impact of acquisitions	(99,062)	—	(1,584)	(100,646)
Impact of foreign currency translation	—	(21,767)	—	(21,767)
Organic Revenue Growth	$22,853	$62,663	$9,444	$94,960
Organic Revenue Growth %	4.1%	39.5%	11.7%	11.9%

(in thousands except percentages)	U.S. and Canada	International	Market Development	Total Company
Total net revenues in fiscal 2020	$782,717	$230,185	$109,134	$1,122,036
Total net revenues in fiscal 2019	587,522	223,115	148,771	959,408
Total Net Revenues Growth	195,195	7,070	(39,637)	162,628
Total Net Revenues Growth %	33.2%	3.2%	-26.6%	17.0%
Impact of acquisitions	(121,671)	(42,811)	35,053	(129,429)
Impact of foreign currency translation	—	(906)	—	(906)
Impact of 53rd week	(15,615)	(3,287)	(1,603)	(20,505)
Organic Revenue Growth	$57,909	$(39,934)	$(6,187)	$11,788
Organic Revenue Growth %	9.9%	-17.9%	-4.2%	1.2%

	Quarter Ended			Three Quarters Ended
(in thousands except percentages)	October 3, 2021	September 27, 2020	September 29, 2019	October 3, 2021	September 27, 2020
Total net revenues - current year	$342,799	$290,233	$234,484	$1,013,794	$796,421
Total net revenues - prior year	290,233	234,484	197,115	796,421	694,136
Total Net Revenues Growth	52,566	55,749	37,369	217,373	102,285
Total Net Revenues Growth %	18.1%	23.8%	19.0%	27.3%	14.7%
Impact of acquisitions	(29,123)	(34,577)	(29,087)	(100,646)	(96,714)
Impact of foreign currency translation	(5,305)	(2,117)	3,371	(21,767)	822
Organic Revenue Growth	$18,138	$19,055	$11,653	$94,960	$6,393
Organic Revenue Growth %	6.2%	8.1%	5.9%	11.9%	0.9%

	Trailing Four Quarters Ended	Fiscal Year Ended
(in thousands, unless otherwise stated)	October 3, 2021	January 3, 2021	December 29, 2019
U.S. and Canada:
Revenues	$904,633	$782,717	$587,522
Non-Fresh Revenues (1)	(53,719)	(128,619)	(112,051)
Fresh Revenues from Insomnia Cookies and Hubs without Spokes (2)	(414,186)	(323,079)	(271,067)
Sales from Hubs with Spokes	436,728	331,019	204,404
Sales per Hub (millions)	3.8	3.5	3.2

International:
Sales from Hubs with Spokes (3)	$314,615	$230,185	$223,115
Sales per Hub (millions)	8.6	6.4	8.3
1.Includes legacy wholesale business revenues and Branded Sweet Treat Line revenues.
2.Includes Insomnia Cookies revenues and Fresh Revenues generated by Hubs without Spokes.
3.Total International net revenues is equal to sales from Hubs with Spokes for that business segment.

	Quarter Ended		Three Quarters Ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Segment Adjusted EBITDA:
U.S. and Canada	$19,912	$20,028	$75,760	$69,216
International	21,655	15,098	60,676	27,909
Market Development	9,033	9,374	29,782	27,959
Corporate	(9,183)	(6,715)	(26,005)	(21,386)
Total Adjusted EBITDA	$41,417	$37,785	$140,213	$103,698

Krispy Kreme, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	As of
	(Unaudited) October 3, 2021	January 3, 2021
ASSETS
Current assets:
Cash and cash equivalents	$44,895	$37,460
Marketable securities	614	1,048
Restricted cash	193	23
Accounts receivable, net	60,069	74,351
Inventories	36,141	38,519
Prepaid expense and other current assets	22,068	12,692
Total current assets	163,980	164,093
Property and equipment, net	423,547	395,255
Goodwill	1,089,914	1,086,546
Other intangible assets, net	993,440	998,014
Operating lease right of use asset, net	414,612	399,688
Other assets	17,165	17,399
Total assets	$3,102,658	$3,060,995
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$38,608	$41,245
Current operating lease liabilities	42,637	45,675
Accounts payable	170,780	148,645
Accrued liabilities	132,638	124,951
Structured payables	108,969	137,319
Total current liabilities	493,632	497,835
Long-term debt, less current portion	682,676	785,810
Related party notes payable	—	344,581
Noncurrent operating lease liabilities	397,640	376,099
Deferred income taxes, net	155,982	144,866
Other long-term obligations and deferred credits	53,008	63,445
Total liabilities	1,782,938	2,212,636
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 300,000,000 and 174,500,000 shares authorized as of October 3, 2021 and January 3, 2021, respectively; 167,112,953 and 124,987,370 shares issued and outstanding as of October 3, 2021 and January 3, 2021, respectively	1,671	1,250
Additional paid-in capital	1,410,724	845,499
Shareholder note receivable	(4,216)	(18,660)
Accumulated other comprehensive loss, net of income tax	(6,707)	(1,208)
Retained deficit	(173,911)	(142,197)
Total shareholders’ equity attributable to Krispy Kreme, Inc.	1,227,561	684,684
Noncontrolling interest	92,159	163,675
Total shareholders’ equity	1,319,720	848,359
Total liabilities and shareholders’ equity	$3,102,658	$3,060,995

Krispy Kreme, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Quarters Ended
	October 3, 2021 (39 weeks)	September 27, 2020 (39 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(19,126)	$(36,117)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	74,258	57,619
Deferred income taxes	9,168	(4,623)
Loss on extinguishment of debt	1,700	—
Impairment and lease termination charges	854	3,287
Loss on disposal of property and equipment	157	773
Share-based compensation	16,973	9,236
Change in accounts and notes receivable allowances	133	700
Inventory write-off	2,983	34
Other	(315)	276
Change in operating assets and liabilities, excluding business acquisitions and foreign currency translation adjustments	12,003	(433)
Net cash provided by operating activities	98,788	30,752
CASH FLOWS USED FOR INVESTING ACTIVITIES:
Purchase of property and equipment	(83,485)	(69,437)
Proceeds from disposals of assets	202	2,793
Acquisition of shops and franchise rights from franchisees, net of cash acquired	(33,888)	(59,658)
Principal payments received from loans to franchisees	67	519
Purchases of held-to-maturity debt securities	—	(56)
Maturities of held-to-maturity debt securities	388	517
Net cash used for investing activities	(116,716)	(125,322)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of debt	670,000	263,097
Repayment of long-term debt and lease obligations	(1,115,910)	(206,966)
Payment of financing costs	(1,700)	—
Proceeds from structured payables	194,927	211,892
Payments on structured payables	(223,063)	(155,951)
Payment of contingent consideration related to a business combination	—	(506)
Capital contribution by shareholders	120,532	—
Proceeds from IPO, net of underwriting discounts (excluding unpaid issuance costs)	527,329	—
Proceeds from sale of noncontrolling interest in subsidiary	53,337	17,592
Distribution to shareholders	(42,334)	(19)
Payments for repurchase and retirement of common stock	(138,501)	—
Distribution to noncontrolling interest	(17,257)	(6,553)
Net cash provided by financing activities	27,360	122,586
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,827)	759
Net increase in cash, cash equivalents and restricted cash	7,605	28,775
Cash, cash equivalents and restricted cash at beginning of period	37,483	35,450
Cash, cash equivalents and restricted cash at end of period	$45,088	$64,225
Supplemental schedule of non-cash investing and financing activities:
Accrual for property and equipment	$3,137	$11,280
Stock issuance under shareholder notes	446	—
Accrual for distribution to noncontrolling interest	(5,056)	—
Accrual for distribution to shareholders	(5,853)	—
Accrual for repurchase and retirement of common stock	(188)	—
Reconciliation of cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	$44,895	$64,154
Restricted cash	193	71
Total cash, cash equivalents and restricted cash	$45,088	$64,225

Krispy Kreme, Inc.
Global Points of Access

	Global Points of Access (1)
	Quarter Ended		Fiscal Year Ended
	October 3, 2021	September 27, 2020	January 3, 2021
U.S. and Canada: (2)
Hot Light Theater Shops	238	206	229
Fresh Shops	57	48	47
Cookie Shops	206	178	184
DFD Doors (3)	5,220	2,846	4,137
Total	5,721	3,278	4,597
International:
Hot Light Theater Shops	30	28	28
Fresh Shops	352	353	348
Carts, Food Trucks, and Other (4)	12	10	11
DFD Doors (3)	2,415	1,833	1,986
Total	2,809	2,224	2,373
Market Development: (5)
Hot Light Theater Shops	113	144	119
Fresh Shops	761	716	732
Carts, Food Trucks, and Other (4)	30	30	30
DFD Doors (3)	607	470	465
Total	1,511	1,360	1,346
Total global points of access (as defined)	10,041	6,862	8,316
Total Hot Light Theater Shops	381	378	376
Total Fresh Shops	1,170	1,117	1,127
Total Cookie Shops	206	178	184
Total Shops	1,757	1,673	1,687
Total Carts, Food Trucks, and Other	42	40	41
Total DFD Doors	8,242	5,149	6,588
Total global points of access (as defined)	10,041	6,862	8,316
1.Excludes Branded Sweet Treat Line distribution points and legacy wholesale business doors.
2.Includes points of access that were acquired from franchisees in the United States during the first quarter of fiscal 2021 and the second half of fiscal 2020. These points of access were previously included in the Market Development segment.
3.DFD Doors for both the U.S. and Canada and Market Development segments exclude legacy wholesale doors, which have been declining consistent with our strategy to evolve our legacy wholesale business to focus on the new DFD model and our new Branded Sweet Treat Line. As of July 4, 2021 legacy wholesale doors for the U.S. and Canada and the Market Development segments were substantially eliminated.
4.Beginning in the quarter ended October 3, 2021, the Company includes Carts and Food Trucks in its calculation of global points of access. Carts and Food Trucks are non-producing, mobile (typically on wheels) facilities without walls or a door where product is received from a Hot Light Theater Shop or Doughnut Factory. They are primarily found in international locations, in airports, train stations, etc. Comparative data has been included in all periods presented above.
5.Includes locations in Japan, which were acquired in December 2020 and are now Company-owned. All remaining points of access in the Market Development segment relate to our franchise business.

Krispy Kreme, Inc.
Global Hubs

	Hubs
	Quarter Ended		Fiscal Year Ended
	October 3, 2021	September 27, 2020	January 3, 2021
U.S. and Canada:
Hot Light Theater Shops (1)	234	203	226
Doughnut Factories	4	7	5
Total	238	210	231
Hubs with Spokes	121	112	113
International:
Hot Light Theater Shops (1)	25	27	27
Doughnut Factories	10	9	9
Total	35	36	36
Hubs with Spokes	35	36	36
Market Development:
Hot Light Theater Shops (1)	111	141	116
Doughnut Factories	26	26	26
Total	137	167	142
Total Hubs	410	413	409
1.Includes only Hot Light Theater Shops and excludes Mini Theaters. A Mini Theater is a spoke location that produces hot doughnuts.